UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 20, 2020

LendingClub Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 001-36771

Delaware	51-0605731
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

595 Market Street, Suite 200,
San Francisco,	CA	94105
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (415) 632-5600
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	LC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

LendingClub Corporation (the “Company”) operates America’s largest online lending marketplace, offering investors access to consumer credit at competitive risk adjusted returns, while offering borrowers savings in support of their financial health through lower cost loans and a seamless online process.

COVID-19 is having an unprecedented effect on consumers, small businesses and the broader economy, including the credit markets, and has resulted in a current reduction in platform investor demand for personal loans. In response, the Company has undertaken a number of initiatives to support its borrowers, protect investor returns, and preserve capital and liquidity. These initiatives better position the Company to navigate and serve members through today’s economic environment and over the longer-term as the need for the Company’s services grows.

On April 20, 2020, the Company’s Board of Directors (the “Board”) approved a restructuring plan (the “Plan”) to further address the impact of COVID-19 on the Company’s business by repositioning the Company’s expense base to better reflect current loan volume and better position the Company for profitability to achieve its strategic goals when the economy and business stabilizes. The Plan includes workforce reductions affecting approximately 460 employees.

In connection with the workforce reductions under the Plan, the Company expects to incur total pre-tax restructuring and related charges of approximately $10 million during the remainder of the year ending December 31, 2020, of which approximately $1 million represents an employee relief plan to assist impacted employees through this challenging time and the remainder represents future cash expenditures for the payment of severance and related benefits costs.

Safe Harbor Statement

Some of the statements above, including statements regarding our ability to effectuate and the effectiveness of certain strategy initiatives, borrower and investor demand, our ability to grow the business, our ability to successfully navigate the current economic climate, the performance and profitability of the company and the impact of the COVID-19 are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include the impact of global economic, political, market, health and social events or conditions, including the impact of the coronavirus, and those factors set forth in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, as well as our subsequent reports on Form 10-Q and 10-K each as filed with the Securities and Exchange Commission. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this Current Report on Form 8-K is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Steven Allocca Departure

On April 20, 2020, as part of the Plan, the Board determined to terminate the position held by Steven Allocca, and accordingly his final day of employment with the Company will be May 12, 2020. In connection with his departure and subject to the execution of a release of claims against the Company, Mr. Allocca is entitled to severance payments as set forth in his employment agreement and as detailed in the Company’s most recent proxy statement filed with the Securities and Exchange Commission on April 14, 2020.

Officer and Director Compensation Reductions

The Company has instituted temporary salary reductions in connection with the Plan, and accordingly the Company’s continuing named executive officers have each signed an agreement: (i) agreeing to a temporary 25% reduction (or 30% with respect to the Company’s CEO, Scott Sanborn) in base salary, and (ii) acknowledging that the salary reduction does not constitute “good reason” under their respective employment agreement with the Company (the “Letter Agreement”).

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, the form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Additionally, on April 20, 2020, the Board voluntarily reduced the base cash retainer non-employee directors receive for serving on the Board in 2020 by 30%.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Exhibit Title or Description
10.1	Form of COVID-19 Employment Letter Agreement
104	Cover Page Interactive Data File (Cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingClub Corporation
Date:	April 21, 2020	By:	/s/ Brandon Pace
Brandon Pace
General Counsel and Corporate Secretary
(duly authorized officer)